UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________________

Advanced Semiconductor Engineering, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Republic of China		N/A
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
26 Chin Third Road Nantze Export Processing Zone Nantze, Kaohsiung, Taiwan Republic of China
(Address of Principal Executive Offices)

Advanced Semiconductor Engineering, Inc. 2015 Employee Stock Option Plan (Full Title of the Plan)
C T Corporation System 111 Eighth Avenue New York, New York 10011 (212) 590-9070 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18th Floor, The Hong Kong Club Building 3A Chater Road Hong Kong (852) 2533-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(4)
Common Shares, par value NT$10.00 per share
	94,270,000(2)	US$1.12(2)	US$105,582,400
	5,730,000(3)	US$1.10(3)	US$6,303,000
TOTAL	100,000,000	-	US$111,885,400	US$11,267

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers Common Shares, par value NT$10.00 per share (the “Shares”) of Advanced Semiconductor Engineering, Inc. (the “Company” or the “Registrant”) (i) issuable pursuant to the Advanced Semiconductor Engineering, Inc. 2015 Employee Stock Option Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Shares that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	These Common Shares to be registered represent shares of currently outstanding options under the Plan. The per share and aggregate offering prices are estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on NT$36.50, which is the exercise price of options already granted. For the purpose of calculating the per share and aggregate offering prices, New Taiwan dollar amounts were translated into U.S. dollars at a rate of NT$32.49 to US$1.00, the exchange rate as set forth in the H.10 weekly statistical release of the Federal Reserve System of the United States on November 20, 2015.

(3)	These Common Shares to be registered are reserved for future grants under the Plan. The per share and aggregate offering prices are estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the average of the high price of NT$36.30 and the low price of NT$35.00 of the Registrant’s Common Shares reported on the Taiwan Stock Exchange on November 25, 2015, in accordance with Rule 457(c) under the Securities Act. For the purpose of calculating the per share and aggregate offering prices, New Taiwan dollar amounts were translated into U.S. dollars at a rate of NT$32.49 to US$1.00, the exchange rate as set forth in the H.10 weekly statistical release of the Federal Reserve System of the United States on November 20, 2015.

(4)	Rounded up to the nearest penny.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). These documents, which include the statement of availability required by Item 2 of Part I, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) the Registrant’s annual report on Form 20-F under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the fiscal year ended December 31, 2014 filed with the Commission on March 18, 2015; and

(b) the description of the Shares contained in the Registrant’s registration statement on Form 8-A under the Exchange Act (File No. 001-16125) filed with the Commission on September 20, 2000, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein, (or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES

Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The relationship between the Registrant and its directors and officers is governed by the Republic of China (“ROC”) Civil Code, the ROC Company Law and the Registrant’s Articles of Incorporation.  There is no written contract between the Registrant and its directors and officers governing the rights and obligations of such parties.  Under Section 10, Chapter 2, Book II of the ROC Civil Code, each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant, in the absence of willful misconduct or negligence on the part of such person in connection with such person’s performance of duties as a director or officer, as the case may be, may be indemnified and held harmless by the Registrant to the fullest extent permitted by applicable law.  In addition, the Registrant has obtained an insurance policy which provides liability coverage, including coverage for liabilities arising under the U.S. federal securities laws, for directors and officers and which contains certain exceptions and exclusions.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

See Exhibit Index.

Item 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan, Republic of China, on December 1, 2015.

ADVANCED SEMICONDUCTOR ENGINEERING, INC.

By:	/s/ Jason C.S. Chang
Jason C.S. Chang
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Jason C.S. Chang and Joseph Tung as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Advanced Semiconductor Engineering, Inc. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jason C.S. Chang	Director, Chairman of the Board of Directors and Chief Executive Officer	December 1, 2015
Jason C.S. Chang	(principal executive officer)

/s/ Richard H.P. Chung	Director, Vice Chairman of the Board of Directors and President	December 1, 2015
Richard H.P. Chung

/s/ Rutherford Chang	Director and General Manager of China Region	December 1, 2015
Rutherford Chang

/s/ Tien Wu	Director and Chief Operating Officer	December 1, 2015
Tien Wu

/s/ Joseph Tung	Director and Chief Financial Officer	December 1, 2015
Joseph Tung	(principal financial officer)

/s/ Raymond Lo	Director and General Manager, Kaohsiung Packaging Facility	December 1, 2015
Raymond Lo

/s/ Tien-Szu Chen	Director and General Manager of ASE Inc. Chung Li Branch	December 1, 2015
Tien-Szu Chen

Signature	Title	Date

/s/ Jeffrey Chen	Director and General Manager of Corporate Affairs and Strategy of China Region	December 1, 2015
Jeffrey Chen

/s/ Shen-Fu Yu	Independent Director	December 1, 2015
Shen-Fu Yu

/s/ Ta-Lin Hsu	Independent Director	December 1, 2015
Ta-Lin Hsu

/s/ Mei-Yueh Ho	Independent Director	December 1, 2015
Mei-Yueh Ho

/s/ Murphy Kuo	Vice President	December 1, 2015
Murphy Kuo	(principal accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement or amendment thereto in Newark, Delaware, on December 1, 2015.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation of the Registrant (English translation) (incorporating all amendments as of June 23, 2015).

5.1	Opinion of Lee and Li, ROC counsel to the Registrant, as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche, independent registered public accounting firm.

23.2	Consent of Lee and Li (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages hereof).

99.1	Advanced Semiconductor Engineering, Inc. 2015 Employee Stock Option Plan (English translation).